EXHIBIT 16 TO FORM 8-K

April 20, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated April 17, 2006 of Novavax, Inc. and are in agreement with the statements contained in the paragraph (a) on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP